Exhibit 4.30

DATED Dec. 14 th. 2005

(1)	GAMENOW.NET (HONG KONG) LIMITED

(2)	WEBZEN INC.

SHARE PURCHASE AGREEMENT

concerning

1,671,429 Ordinary Shares in

9WEBZEN LIMITED

THIS SHARE PURCHASE AGREEMENT is made on the day of Dec. 14th. 2005

BETWEEN:

(1)	GAMENOW.NET (HONG KONG) LIMITED., a company incorporated in Hong Kong whose registered address is situated at 34th Floor, The Lee Gardens, 33 Hysan Avenue, Causeway Bay, Hong Kong (the “Vendor”); and

(2)	WEBZEN INC., a company incorporated in Korea whose registered address is situated at 6/F, Daelim Acrotel, 467-6, Dogok-Dong Kangnam-Gu, Seoul, Korea (the “Purchaser”).

WHEREAS:

(A)	9Webzen Limited (the “Company”) is a limited liability company incorporated in Hong Kong with an authorised share capital of HK$7,959,184 divided into 7,959,184 ordinary shares of HK$1.00 each, all of which have been issued and are fully paid up. Particulars of the Company and the Subsidiary (as defined below) as at the date hereof immediately prior to the Completion (as defined below) are set out in Part I of Schedule 1.

(B)	The Vendor is the registered and beneficial owner of 4,059,184 ordinary shares of HK$1.00 each in the capital of the Company (which represent 51% of the total issued share capital of the Company).

(C)	The Vendor has agreed to sell and the Purchaser has agreed to purchase the Sale Shares (as defined below) upon the terms and conditions hereinafter set out.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, unless the context requires otherwise:

“Business Day”	means a day, excluding Saturdays, on which the licensed banks in Hong Kong are generally open for banking business;

“Completion”	means completion of the sale and purchase of the Sale Shares as specified in Clause 5;

“Completion Date”	means the date on which Completion shall occur as stipulated in Clause 5.1;

“Consideration”	means the total consideration for the Sale Shares as specified in Clause 3;

“Encumbrances”	means any option, right to acquire, right of pre-emption, mortgage, charge, pledge, lien, title creation, right of set-off, counterclaim, trust arrangement or other security or any equity or restriction (including any relevant restriction imposed under the relevant law);

“Group”	means the group of companies comprising the Company and the Subsidiary, and the expression “Group Company” and “Group Companies” shall be construed accordingly;

“HK$”	means Hong Kong dollars, the lawful currency of Hong Kong;

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Sale Shares”	means 1,671,429 ordinary shares of HK$1.00 each in the capital of the Company, representing 21% of the total issued share capital of the Company legally and beneficially owned by the Vendor;

“Subsidiary”	means , a wholly foreign owned enterprise established in the People’s Republic of China, corporate details of which are set out in Part II of Schedule 1;

“US$”	means United States dollars, the lawful currency of the United States of America;

“Warranties”	means the representations, warranties and undertakings given by the Vendor as contained in Schedule 2.

1.2	References to statutory provisions herein shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification).

1.3	References herein to Clauses and Schedules are to clauses in and schedules to this Agreement unless the context requires otherwise and the Schedules to this Agreement shall be deemed to form part of this Agreement.

1.4	The expressions “the Vendor” and “the Purchaser” shall, where the context permits, include their respective successors, and permitted assigns.

1.5	The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.6	Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.

2.	SALE AND PURCHASE OF THE SALE SHARES

Subject to the terms and conditions of this Agreement, the Vendor shall sell as legal and beneficial owner and the Purchaser shall purchase at Completion the Sale Shares free from all Encumbrances and together with all rights now or hereafter attaching thereto including all rights to any dividend or other distribution declared, made or paid after the Completion Date.

3.	CONSIDERATION

3.1	The Consideration shall be the total sum of United States Dollars Two million seven hundred fifty thousand only (US$2,750,000) which shall be paid by the Purchaser in the manner as provided in Clause 4.2 below.

4.	PAYMENT OF CONSIDERATION

4.1	Immediately after completion, the Purchaser and the Vendor shall procure the board of directors of the Company and the shareholders of the Company respectively to pass resolution(s) to approve the declaration and distribution of dividends by the Company for the sum of United States Dollars Six Million US$6,000,000.00 to the Company’s shareholders.

4.2	The Consideration shall be paid by remittance by the Purchaser on or before the date of 16th December 2005 and time is of the essence.

5.	COMPLETION

5.1	Completion shall take place at such time and place as the parties may agree in writing failing which Completion shall take place in Shanghai on a date not later than 16th December 2005.

5.2	At Completion:

(a)	the Vendor shall deliver or cause to be delivered to the Purchaser:

(i)	duly executed instrument(s) of transfer and sold note(s) in respect of the Sale Shares in favour of the Purchaser and/or its nominee(s) accompanied by the relevant certificate(s) for the Sale Shares;

(ii)	certified true copy (certified by its director or company secretary) board resolutions of the Vendor approving the sale and transfer of the Sale Shares to the Purchaser and the signing of this Agreement; and

(iii)	such other documents as may be reasonably required to give to the Purchaser good title to the Sale Shares and to enable the Purchaser and/or its nominee(s) to become the registered holder(s) thereof;

(b)	the Vendor and the Purchaser shall cause or procure a meeting of the board of directors of the Company to be held approving (i) the transfer of the Sale Shares to the Purchaser and resolving that share certificate(s) in respect of the Sale Shares be issued to the Purchaser and/or its nominee(s) and (ii) the acceptance of resignation of such directors pursuant to Clause 5.2(c);

(c)	the Vendor shall procure the resignation of one (1) of the directors of the Company nominated or appointed by it with effect from the Completion Date and shall deliver to the Company the resignation letters of such directors confirming that each of them has no claim against the Company in the form as set out in Schedule 3; and

(d)	the Purchaser shall deliver or cause to be delivered to the Vendor:

(i)	certified true copy (certified by its director or company secretary) board resolutions of the Purchaser approving the purchase and transfer of the Sale Shares to the Purchaser and the signing of this Agreement;

(ii)	written resolutions of the shareholders of the Company duly executed by the Purchaser relating to the declaration and distribution of dividends by the Company in accordance with Clause 4.1

5.3	In the event that Completion does not take place by 16th December 2005, unless with the written consent of both parties, either party shall be entitled to terminate this Agreement by notice in writing to the parties. Upon receipt of such notice of termination, this Agreement shall be forthwith terminated. Save for any antecedent breach by any party, each party shall be released from its obligations under this Agreement upon termination of this Agreement.

5.4	After Completion,

a)	The Vendor shall be responsible for providing the customer information from the existing database to the Purchaser before the date of Completion.

b)	The Vendor shall provide assistance and support to the Purchaser to move away the database from the existing billing system upon the request of the Purchaser.

c)	Both the Vendor and the Purchaser agree that for a period of 6 months after Completion they will not call back and/or employ any employees who leaves the Company after Completion without consent.

6.	CONFIDENTIALITY

Each party undertakes to the other party that prior to Completion and thereafter it will not (save as required by law or any rule of any relevant stock exchange) disclose to any third party or make any public announcement in connection with this Agreement (including its existence) unless the other party shall have given its written consent to such disclosure or announcement (which consent may not be unreasonably withheld or delayed and may be given either generally or in a specific case or cases and may be subject to conditions).

7.	VENDOR’S REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

7.1	The Vendor hereby represents, warrants and undertakes to and with the Purchaser in the terms of the Warranties.

7.2	The Warranties set out in each paragraph of Schedule 2 shall be deemed to be repeated as at Completion as if all references therein to the date of this Agreement were references to the Completion Date.

7.3	The Vendor has the full legal right and power and all authority and approval required to enter into this Agreement and to perform fully the Vendor’s obligations hereunder. This Agreement when duly executed and delivered by the Vendor will constitute the valid and binding obligations of the Vendor.

7.4	The Vendor and Purchaser hereby agree that for any claims brought against the Company within 1 year after Completion but relating to liability of the company incurred before completion the parties shall share the liability according to the shareholding ratio immediately before Completion.

7.5	It is agreed that:

(a)	the Vendor shall not be liable for any breach of Warranties:

(i)	which would not have arisen but for a voluntary act, omission or transaction after Completion on the part of the Purchaser or any Group Company which could reasonably have been avoided or carried out and which was not in the ordinary course of business or which arises from something done or omitted at the Purchaser’s written request or with its written consent;

(ii)	which arises as a result of legislation which comes into force after the date hereof and which is retrospective in effect;

(iii)	which, being a liability in respect of taxation, arises by reason of an increase in the rates of taxation made after the Completion Date with retrospective effect;

(iv)	which arises as a result of a change in accounting policies of the Group Companies after Completion;

(v)	which arises as a result of the Purchaser failing to act or to procure that the relevant Group Company shall act in accordance with any reasonable request of the Vendor in avoiding, resisting or compromising any claim (as referred to in Clause 7.5(a)(i) and subject to the conditions imposed by the Purchaser) after being given a reasonable time in which to comply with any such request;

(b)	it is a condition of any claim for breach of Warranties hereunder that:

(i)	the Purchaser shall, upon any claim, action, demand or assessment being made or issued against the Purchaser or any Group Company which could lead to a claim by the Purchaser for breach of Warranties under this Agreement, as soon as practicable give notice thereof to the Vendor;

(ii)	the Purchaser shall permit the Vendor to take, in the name of the Purchaser or the relevant Group Company, as the case may be, such action as the Vendor deems reasonably appropriate to avoid, resist, dispute, defend, compromise or appeal against any such claim, action, demand or assessment and the Purchaser shall provide or make available to the Vendor all information and documents reasonably required by it for such purposes and shall give all such other assistance in connection with such claim, action, demand or assessment as the Vendor may reasonably require and the Purchaser shall not and shall procure that the relevant Group Company shall not without the prior written consent of the Vendor admit, settle or discharge any such claim, action, demand or assessment such consent shall not be unreasonably withheld;

(c)	the amount of any compensation or damages payable by the Vendor in respect of any claims for breach of Warranties shall be computed after taking into account and giving full credit for:

(i)	any increase in the amount or value of any assets or discharge from or satisfaction of or reduction in any liability of any Group Company as a result of or arising out of or attributable to the fact, matter, event or thing giving rise to any relevant claim;

(ii)	any item of the properties of the Group Company having been realized for more than the amount attributed thereto at the date of any relevant claim;

(iii)	any liability of the Group Companies having been discharged or satisfied for less than the amount attributed thereto at the date of any relevant claim;

(iv)	the amount of any taxation credits, reliefs or set-offs due to or received by the Purchaser or any Group Company;

(d)	if any claim for breach of Warranties is brought under this Agreement in relation to any liability of the Purchaser or any Group Company which is contingent only, the Vendor shall not be liable to make any payment in respect thereof until such contingent liability becomes an actual liability;

(e)	if the Vendor shall pay to the Purchaser any amount by way of compensation or damages for breach of Warranties hereunder and the Purchaser or any Group Company subsequently recovers from a third party any amount relating to such breach, the Purchaser shall as soon as practicable repay to the Vendor such amount previously paid by the Vendor or so much thereof as does not exceed the amount recovered from the third party; and

(f)	none of the Warranties nor any benefit nor claim thereunder may be assigned to any person without the prior written consent of the Vendor.

8.	PURCHASER’S REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

8.1	The Purchaser hereby warrants and represents that it has the full legal right and power and all authority and approval required to enter into this Agreement and to perform fully the Purchaser’s obligations hereunder. This Agreement when duly executed and delivered by the Purchaser will constitute the valid and binding obligations of the Purchaser.

8.2	The Purchaser hereby undertakes to the Vendor that it shall not without the written consent of the Vendor withdraw or revoke or vary the written notice to be issued by it under Clause 4.2. The Purchaser further undertakes to do any act or thing at the reasonable request of the Vendor to give effect to its obligations under this Agreement.

9.	MISCELLANEOUS

9.1	Each party shall pay its own costs and disbursements of and incidental to this Agreement and the transactions hereby contemplated.

9.2	Any notice or other communication to be given under this Agreement shall be in writing and may be sent by post or delivered by hand or given by facsimile or by courier to the address or fax number from time to time designated, the initial addresses so designated by each party are set out at the beginning of this Agreement. Any such notice or communication shall be sent to the party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject matter of this Agreement. If so delivered by hand or given by facsimile such notice or communication shall be deemed received on the date of despatch, and if delivered by courier, shall be deemed received two (2) Business Days after the date of despatch, and if so sent by post, shall be deemed received three (3) Business Days after the date of despatch (in the case of local mail or delivery by courier) and five (5) Business Days after the date of despatch (in the case of overseas mail).

9.3	No failure or delay by the Purchaser in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by the Purchaser of any breach by the Vendor of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

9.4	This Agreement (together with any documents referred to herein) constitutes the whole agreement between the parties in respect of the subject matter hereof and supersede the Term Sheet and any other previous commitments or agreements, written or verbal, that the parties hereto may have had in respect of the Sale Shares prior to the date hereof and it is expressly declared that no variations hereof shall be effective unless made in writing and signed by the parties.

9.5	The provisions of this Agreement including the Warranties herein contained, insofar as the same shall not have been fully performed at Completion, shall remain in full force and effect notwithstanding Completion.

9.6	The Vendor and the Purchaser shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this Agreement.

9.7	This Agreement may be executed in any number of counterparts and by all parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. The facsimile transmissions of the executed original document (including without limitation, any page of an original document on which an original signature appears) and/or retransmission of any such facsimile transmission shall be deemed to be the same as the delivery of an executed original.

9.8	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts.

9.9	The Purchaser hereby irrevocably appoints the Company as its process agent, to receive and accept from time to time at the registered office of the Company, for or on behalf of the Purchaser, service of process in the proceedings in Hong Kong. Such service shall be deemed completed on delivery to the process agent (whether or not it is forwarded to and received by the Purchaser). If for any reason the Company ceases to be able to act as such or no longer has an address in Hong Kong, the Purchaser shall forthwith appoint a substitute process agent acceptable to the Vendor, and to deliver to the Vendor a copy of the new agent’s acceptance of that appointment, within seven (7) days. Until such time as the Purchaser appoints a substitute process agent, the Company shall continue to be the process agent of the Purchaser and service on the Company pursuant to this Clause shall be effective.

9.10	Time shall be of the essence of this Agreement.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

SIGNED by He Xu Dong	)
for and on behalf of	)
the Vendor	)	/s/ He Xu Dong
in the presence of:-)

Witness’ signature :

Witness’ name :

SIGNED by Cho Ki Yong	)
for and on behalf of	)
the Purchaser	)	/s/ Cho Ki Yong
in the presence of:-)		Webzen inc. 6F, Deamlim Acrotel, 467-6 Dogok-Dong, Kangnam-Gu, Seoul, Korea Representative Director/ Namju Kim

Witness’ signature :

Witness’ name :

SCHEDULE 1

Part I

PARTICULARS OF THE COMPANY

1.	Registered Office	:	509 Bank of America Tower, 12 Harcourt Road, Hong Kong

2.	Date of Incorporation	:	2th October 2002

3.	Company Number	:	816373

4.	Place of Incorporation	:	Hong Kong

5.	Directors	:	(1) Qin Jie

(2) He Xu Dong

(3) Lai Tze Chuen Gary

(4) Lee Jae Chul

(5) Park Yoo Shin

6.	Authorized Share Capital	:	HK$7,959,184 divided into 7,959,184 ordinary shares of HK$1.00 each

7.	Issued Share Capital as at the date hereof is held as follows:

	Name of Shareholders		No. of Shares held
	GameNow.net (Hong Kong) Limited		4,059,184 ordinary shares of HK$1.00 each

	Webzen Inc.		3,900,000 ordinary shares of HK$1.00 each

8.	Outstanding Share Options, Warrants and similar rights prior to Completion

Nil

Part II

PARTICULARS OF THE SUBSIDIARY

1.	Name	:

2.	Address of Registration	:

3.	Date of Establishment	:	29th January 2003

4.	Place of Establishment	:	Shanghai, The People’s Republic of China

5.	Total Investment	:	US$1,000,000

6.	Registered Capital	:	US$700,000

7.	Name of Investor	:	9Webzen Limited

8.	Nature of the Enterprise	:	Wholly foreign owned enterprise

9.	Term of the Enterprise	:	20 years from 29 January 2003 to 28 January 2023

SCHEDULE 2

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

1.	The Vendor is the legal and beneficial owner of the Sale Shares free and clear of all Encumbrances and the same are freely transferable by the Vendor without the consent, approval, permission, licence or concurrence of any third party.

2.	The Vendor has not entered into any agreement for the sale of, or the grant of any right or option to purchase from the Vendor, the Sale Shares or any part thereof; nor has the Vendor undertaken or committed howsoever to sell or grant any right or option to purchase from the Vendor, the Sale Shares or any part thereof except for the option to purchase in favour of the Purchaser.

3.	There is no outstanding call on any of the Sale Shares and all of the Sale Shares are fully paid.

4.	There is no outstanding loan or advance owing by the Company to the Vendor and there is no outstanding or threatening claim whatsoever by the Vendor against the Company for payment of money or otherwise.

5.	To the best of the Vendor’s knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach or cancellation or termination of any of the terms or conditions of or constitute a default under any agreement, commitment or other instrument to which the Company is a party or by which the Company or its property or assets may be bound or affected or violate any law or any rule or regulation of any administrative agency or governmental body or any order, writ, injunction or decree of any court, administrative agency or governmental body affecting the Company.

6.	To the best of the Vendor’s knowledge, compliance with the terms of this Agreement does not and will not conflict with, or result in the breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement or instrument to which the Company or any of its subsidiaries is party, or any provision of the memorandum or articles of association (or other constitutional document) of the Company or its subsidiaries, or entitle any creditor of the Company or its subsidiaries to demand repayment or to accelerate payment of any outstanding sum (whether or not due).

7.	The Vendor has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully the Vendor’s obligations hereunder. This Agreement has been duly executed and delivered and constitutes the valid and binding obligation of the Vendor enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws now or hereafter in effect generally affecting the enforcement of creditors’ rights. To the best of the Vendor’s knowledge, no approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body, and (except as otherwise specified in this Agreement) no approval or consent of any other person is required in connection with the execution and delivery by the Vendor of this Agreement and the consummation and performance by the Vendor of the transactions contemplated hereby and thereby.

8.	As at the date of this Agreement and immediately prior to Completion, the information set out in Schedule 1 is true and accurate.

SCHEDULE 3

FORM OF RESIGNATION LETTER

Date:

The Board of Directors

9Webzen Limited

Dear Sirs,

Re: Resignation as Director

I hereby tender my resignation as a director of 9Webzen Limited (the “Company”) with effect from [insert date • ] .

I hereby confirm that I have no claims whatsoever against the Company and/or its subsidiaries, whether in respect of fees or remuneration or compensation, or for loss of office.

Yours faithfully,

Name: